UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

December 4, 2006
Date of Report

Major Creations Incorporated
(Exact name of Registrant as Specified in its Charter)

Nevada	333-122870	98-0420577
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

104 South Second Street
Bellevue, Idaho
83313
(Address of Principal Executive Offices)

831 402 4445
(Registrant's Telephone Number)

Not Applicable

Check the appropriate box below if the Form-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instructions A.2 below):

[      ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230. 425)

[      ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240. 14a-12)

[      ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240. 14d-2(b))

[      ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

ITEM 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Dennis Mee has been appointed as a Director and CFO of the Registrant.

Mr. Mee is the founder of D.W. MEE and has been doing Management Consulting for companies since 2002 which includes providing financing/accounting, strategic planning and other operational management expertise for small start-up companies. Prior to 2002 Mr. Mee acted as a CFO for Essentially Yours Industries a distributor of wellness and health products in North America. From 1988-1993 Mr. Mee was Vice President, Finance for Cable & Wireless Telecommunications Inc., a Canadian provider of telecommunication services, networks and equipment with annual sales of over Cdn $80 million. Mr. Mee oversaw and had direction of all finance, purchasing, human resources, corporate affairs and MIS functions through five managers and an indirect staff of twenty-two.

Mr. Mee is a Canadian Chartered Accountant and also holds a Bachelor of Commerce, Honours from Carleton University (Ottawa, Canada). Mr. Mee is not currently a Director or Officer of any other reporting issuer.

Dennis Mee has not engaged in any related party transactions with the Registrant in the previous two years.

The Registrant and Dennis Mee have entered into a compensation agreement. The compensation agreement calls for Mr. Mee to receive US$4,000 in compensation per month plus applicable sales taxes as the party to the agreement itself is his consulting company. There is not, as of the date of this report, an equity incentive, stock option or other similar arrangement in place between Mr. Mee and the Registrant.

EXHIBITS

10.1	Compensation Agreement dated December 1, 2006

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

MAJOR CREATIONS INCORPORATED

Dated: December 4, 2006	By:	/s/ Paul Evancoe

	Title:	Paul Evancoe, Director and President